DFAN14A - Chesapeake Lodging Trust

First released to shareholders 4/29/15

UNITE HERE
275 7th Avenue
New York, NY 10001

For additional important information, please see our Proxy Statement, filed with the SEC on 4/21/15, available at:

http://www.sec.gov/Archives/edgar/data/1034426/000103442615000046/chspdefc14aedgar042115.htm

# Strengthening rights, Preserving strategic alternatives

UNITE HERE: 2015 proxy solicitations at lodging REITs

# UNITE HERE is improving corporate governance at lodging REITs

18 reforms to date; 12 further votes this year.

- Maryland Unsolicited Takeover Act
  - 7 lodging REITs opted out of provisions allowing board classification (2 also opted out of other statutes)
- Company-specific provisions to date:
  - Board declassification (2)
  - Majority vote standard for directors/ improved director resignation policy (4)
  - Protect/establish right to initiate bylaw amendments (2)
  - Reducing supermajority voting standard (1)
  - Require shareholder approval of poison pill (1)

# Why now?
## Governance and the lodging cycle

During the last hotel cycle:

- Half listed lodging REITs taken private near peak, at average share price premium of 20%
- REITs that didn't sell lost share value, ability to pay dividends

Observers note that consolidation could reduce CG&A costs from redundant small hotel REITs

# Chesapeake Lodging Trust

Seeking Best in Class Governance

# The Path Forward – Bringing value to shareholders in the late innings of the lodging cycle

- CHSP went public in 2009 and has ridden the rise in the lodging cycle.
- Analysts are raising questions about the need for multiple small hotel REITs and barriers to consolidation.
- The time for dramatic stock price increases may be over. As one analyst noted:

  "outsized gains in the stocks, with the exception of any private equity buy-outs of public companies, are in the rear-view mirror."
- Our proposals are aimed at reducing barriers to shareholder-friendly transactions in case trading multiples contract.

# Lodging REITs that were not taken private by 2007 are still trading below peak prices


Zoom: 1d 5d 1m 3m 6m YTD 1y 5y 10y All
May 04, 2007 - Apr 02, 2015
S&P500 +38.34%
NYSE:HST -21.30%
NYSE:LHO -16.48%
NYSE:DRH -24.42%
NYSE:BEE -43.89%
NYSE:FCH -53.60%
0%
-50%
-100%
2007
2008
2009
2010
2011
2012
2013
2014

# Vote on BLUE Card for Best in Class Governance

- Proposal #4 : Allow Shareholders the Right to Amend Bylaws
- Proposal #5: Allow Shareholders to vote on poison pill unless fiduciary duty prevents
- Proposal #6: Change definition of “cause” for director removal
- Proposal #7: Say on Pay for Golden Parachutes specifically *
- Proposal #8: Remove Change in Control Severance Terms for executives *

* Would occur at contract renewal

# Removing change-in-control severance provisions in employment agreements with named executives

- Special change-in-control severance payments could drive the cost of executive severance packages up to a total of $45 million. This is more than double CHSP's total 2014 CG&A Expenses.



2014 Potential Change-in-Control Severance vs.
2014 Actual CG&A
$000s
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$45,041
$19,179
Termination in connection with change in control
CG&A Expense